Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports

First Quarter Financial Results

LINCOLNSHIRE, Illinois - (May 8, 2012) --- BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today reported on its financial results for the first quarter of 2012 and cash balance as of March 31, 2012.

BioSante’s cash balance as of March 31, 2012 was approximately $49.5 million, compared to a cash balance of approximately $57.3 million on December 31, 2011.

BioSante incurred a net loss of approximately $10.3 million or $(0.09) per share for the quarter ended March 31, 2012, compared to a net loss of $17.3 million or $(0.20) per share for the same period in 2011.  The decrease in the net loss was due primarily to lower expenses associated with the clinical development of LibiGel® (testosterone gel).

BioSante’s corporate strategy always has included product development of high value medically-needed pharmaceutical products. In light of the top-line results from the two pivotal LibiGel Phase III efficacy trials, which indicated that LibiGel did not meet its co-primary or secondary endpoints, management continues to assess LibiGel’s path forward and potential alternative strategies to utilize the continuing LibiGel Phase III cardiovascular events and breast cancer safety study. Management also has expanded efforts to explore new product development projects through in-licensing and mergers and acquisitions as well as to develop further the GVAX cancer vaccine portfolio.

The current projected cash burn rate for 2012 is approximately $2.5 million per month, including expenditures related to the ongoing LibiGel safety study.  If a decision is made to halt the LibiGel safety study, the monthly cash burn rate will decline to approximately $1.5 million per month, pending other product development and corporate activities.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health and oncology. BioSante´s products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD), specifically hypoactive sexual desire disorder (HSDD), which is in Phase III clinical development.  BioSante also is developing a portfolio of cancer vaccines, with 17 Phase I and Phase II clinical trials currently on-going. Four of these vaccines have been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA). BioSante´s other products include a testosterone gel for male hypogonadism, which is licensed to Teva Pharmaceuticals USA, Inc., and for which a New Drug Application (NDA) was approved by the FDA in February 2012, and the Pill-Plus™, an oral contraceptive in Phase II clinical development by Pantarhei Bioscience B.V. BioSante´s first FDA-approved product is Elestrin™ (estradiol gel) indicated for the treatment of hot flashes associated with menopause, is marketed in the U.S. by Jazz Pharmaceuticals, BioSante´s licensee. Additional information is available online at: www.biosantepharma.com.

Forward-Looking Statements
To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about BioSante’s future monthly burn rate and other statements identified by words such as “anticipates,” “will,” “continue,” “could,” “believes,” “intends,” “expects,” “projects,” “may,” “potential,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause BioSante´s actual results to be materially different than those expressed in or implied by BioSante´s forward-looking statements. For BioSante, particular uncertainties and risks include, among others, uncertainties regarding clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing and other success of BioSante´s licensees or sublicensees and BioSante´s future revenues, if any, from its licensees and sublicensees; uncertainties relating to the future and costs of BioSante´s product development programs and BioSante´s need for and ability to obtain additional financing if needed. More detailed information on these and additional factors that could affect BioSante´s actual results are described in BioSante´s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. All forward-looking statements in this news release speak only as of the date of this news release and are based on BioSante´s current beliefs and expectations. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
For Investors:	For Media:
The Trout Group LLC	Harris D. McKinney, Inc.
Tricia Swanson	Alan Zachary
(646) 378-2953	312-506-5220
tswanson@troutgroup.com	azachary@harrisdmckinney.com